8739 Research Drive

Charlotte, NC 28288

WACHOVIA SECURITIES

OFFICER'S CERTIFICATE

Reference is hereby made to that certain Pooling and Servicing Agreement dated as of April 1, 2003, by and among J.P. Morgan Chase Commercial Mortgage Securities Corp., as Depositor, Wachovia Bank National Association, as Servicer, Lennar Partners, Inc., as Special Servicer, and LaSalle Bank National Association, as Trustee, with respect to Commercial Mortgage Pass Through Certificates, Series 2003 ML1 (the "Agreement"). Capitalized terms used herein not otherwise defined shall have the meanings assigned in the Agreement.

Pursuant to Section 3.13 of this Agreement, Timothy E. Steward and Clyde M. Alexander, Directors of the Servicer, do hereby certify that:

  A review of the activities of the Servicer during the period from April 1, 2003 through December 31, 2003 and of its performance under the Agreement during such period has been made under our supervision; and
  To the best of our knowledge, based on such review, the Servicer has maintained an effective internal control system relating to its servicing of the Mortgage Loans serviced and has fulfilled in all material respects its obligations under this Agreement throughout the period April 1, 2003 through December 31, 2003; and
  The Master Servicer has received no notice regarding qualification, or challenging the status of the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC, from the Internal Revenue Service or any other governmental agency or body.

IN WITNESS WHEREOF, the undersigned have executed this Certificate as of the 12th day of March, 2004.

Timothy E. Steward Clyde M. Alexander

Timothy E. Steward, Director Clyde M. Alexander, Director

Wachovia Bank National Association Wachovia Bank National Association

Due March 15th